Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-236234 on Form S-4 of our report dated May 24, 2019 (except for the effects of the stock split described in Note 16, as to which the date is June 26, 2019, and for the effects of the segment changes made in the year ending March 31, 2020 described in Note 21, as to which the date is February 13, 2020), relating to the consolidated financial statements of Change Healthcare LLC. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

February 13, 2020